                                                            OMB APPROVAL
                                                    ---------------------------
                                                    OMB NUMBER:       3235-0145
           UNITED STATES                            EXPIRES:   OCTOBER 31, 1994
  SECURITIES AND EXCHANGE COMMISSION                ESTIMATED AVERAGE BURDEN
        WASHINGTON, D.C. 20549                      HOURS PER RESPONSE....14.90







                                SCHEDULE 13G


                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO. 7)*


                          THE ACKERLEY GROUP, INC.
                   --------------------------------------
                              (Name of Issuer)

                      Common Stock & Class B Common Stock
              ------------------------------------------------
                       (Title of Class of Securities)

                                 004527107
                            ------------------
                               (CUSIP Number)



      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                             Page 1 of 5 pages

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    CUSIP No. 004527107             13G            Page 2 of 5 Pages

------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Barry A. Ackerley
                   ###-##-####
------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                        N/A                      (a)
                                                 (b)
------------------------------------------------------------------------------
     3   SEC USE ONLY


------------------------------------------------------------------------------
     4   CITIZENSHIP OR PLACE OF ORGANIZATION

                             UNITED STATES
------------------------------------------------------------------------------
                       5  SOLE VOTING POWER
        NUMBER OF
         SHARES
      BENEFICIALLY               10,250,979 COMMON STOCK
        OWNED BY                 10,959,765 CLASS B COMMON STOCK
          EACH
       REPORTING
         PERSON
          WITH
                      --------------------------------------------------------
                       6  SHARED VOTING POWER

                                 0 COMMON STOCK
                                 0 CLASS B COMMON STOCK
                      --------------------------------------------------------
                       7  SOLE DISPOSITIVE POWER

                                 10,250,979 COMMON STOCK
                                 10,959,765 CLASS B COMMON STOCK
                      --------------------------------------------------------
                       8  SHARED DISPOSITIVE POWER

                                 0 COMMON STOCK
                                 0 CLASS B COMMON STOCK
------------------------------------------------------------------------------
     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   10,250,979 COMMON STOCK
                   10,959,765 CLASS B COMMON STOCK
------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*

              Mr. Ackerley disclaims beneficial ownership of 7,264
              common shares and 264 Class B common shares held by
              spouse, for purposes of Section 13(g) of the Act.
------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   51.7% COMMON STOCK
                   96.5% CLASS B COMMON STOCK
------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON*

                   IN
------------------------------------------------------------------------------

ITEM 1 (a):    NAME OF ISSUER

                    The Ackerley Group, Inc.


ITEM 1 (b):    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                    1301 Fifth Avenue, Suite 4000
                    Seattle, Washington 98101


ITEM 2 (a):    NAME OF PERSON FILING

                    (See Item 1 of cover page)


ITEM 2 (b):    ADDRESS OF PRINCIPAL BUSINESS OFFICE

                    1301 Fifth Avenue, Suite 4000
                    Seattle, Washington 98101


ITEM 2 (c):    CITIZENSHIP

                    (See Item 4 of cover page)


ITEM 2 (d):    TITLE OF CLASS OF SECURITIES

                    Common Stock and Class B Common Stock


ITEM 2 (e):    CUSIP NUMBER

                    004527107


ITEM 3:        Not applicable.


ITEM 4:        OWNERSHIP

                    (a)  Amount Beneficially Owned:

                         10,250,979 Common Stock
                         10,959,765 Class B Common Stock

                         Mr. Ackerley disclaims beneficial ownership of 7,264 shares of Common Stock and 264 shares of Class B Common Stock owned by his spouse, for purposes of Section 13(g) of the Act.

                    (b)  Percent of Class:

                         51.7% of Common Stock
                         96.5% of Class B Common Stock

                    (c)  Number of Shares as to Which Such Person Has:

                          (i) Sole power to vote or direct the vote:

                              10,250,979 Common Stock
                              10,959,765 Class B Common Stock

                         (ii) Shared power to vote or direct the vote:

                              0 Common Stock
                              0 Class B Common Stock

                        (iii) Sole power to dispose or to direct the disposition
                              of:

                              10,250,979 Common Stock
                              10,959,765 Class B Common Stock

                         (iv) Shared power to dispose or to direct the
                              disposition of:

                              0 Common Stock
                              0 Class B Common Stock

ITEM 5:        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                    Not Applicable

ITEM 6:        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                    Not Applicable

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                    Not Applicable.

ITEM 8:        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                    Not Applicable

ITEM 9:        NOTICE OF DISSOLUTION OF GROUP

                    Not Applicable

ITEM 10:       CERTIFICATION

                    Not Applicable

                                      SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.


February 9, 1998
----------------
Date


/s/ Barry A. Ackerley
---------------------
Signature


Barry A. Ackerley
-----------------
Chairman and CEO of
THE ACKERLEY GROUP, INC.